Exhibit 99.4

Shift Technologies, Inc., et al.
Transaction Term Sheet

Material Terms of the Transaction
Term	Description
Overview of the Transaction

This term sheet (the “Term Sheet”) sets forth the principal terms of a comprehensive restructuring transaction (the “Transaction”) involving the existing debt and other obligations of Shift Technologies, Inc. and its subsidiaries (collectively, the “Company”). The Transaction shall be consummated either: (i) subject to obtaining the consent of 100% of the Convertible Noteholders and SoftBank and any requisite shareholder approvals, in each case, within an agreed period of time, pursuant to an out-of-court transaction (the “Out-of-Court Transaction”); or (ii) through a prepackaged plan under chapter 11 of title 11 of the United States Code (the “In-Court Transaction”). All other terms and conditions of the Transaction not set forth herein shall be subject to agreement by the Company and the Consenting Noteholders.

This Term Sheet shall be attached to a restructuring support agreement, which shall be signed by (a) the Company, (b) certain convertible noteholders (the “Consenting Noteholders”), and (c) SoftBank.

Treatment of Claims and Interests
Claim	Proposed Treatment
Ally Inventory Financing Facility	Ally shall enter into an amended inventory financing agreement on terms acceptable to the Company and the Consenting Noteholders.
Convertible Notes and SoftBank Notes

Out-of-Court Transaction: Convertible Noteholders and SoftBank shall receive their pro rata share of 90% of the reorganized equity in exchange for their claims, subject to dilution from the Equity Investment and the MIP.

In-Court Transaction: Convertible Noteholders and SoftBank shall receive their pro rata share of 100% of the reorganized equity in exchange for their claims, subject to dilution from the Equity Investment and the MIP.

General Unsecured Claims	Payment in cash in the ordinary course of business in accordance with the terms of the particular transaction giving rise to such claim.
Existing Equity Interests

Out-of-Court Transaction: Holders of existing equity interests shall receive their pro rata share of 10% of the reorganized equity, subject to dilution from the Equity Investment and the MIP. The 10% of reorganized equity shall come from amounts to which the Convertible Noteholders and SoftBank would otherwise be entitled.

In-Court Transaction: Cancelled and discharged. Holders of existing equity interests shall receive no distribution.

Other Terms Relevant to Transaction Implementation
Equity Investment	At least $30 million in the form of a new money equity investment, including via a rights offering, shall be funded in connection with implementation of the Transaction and shall be on terms (including valuation) agreed to by the Company and the Consenting Noteholders (the “Equity Investment”). Some or all of the Equity Investment may be provided by holders of existing equity interests via a rights offering. The Convertible Noteholders shall not backstop any portion of the Equity Investment.
Governance	The post-emergence board of directors of the reorganized Company (the “New Board”) shall be designated by the Consenting Noteholders and shall consist of 5 persons, one of whom shall be Ayman Moussa as CEO. The reorganized equity shall be subject to a stockholders’ agreement on terms acceptable to the Consenting Noteholders.
MIP	Up to 10% of the reorganized equity issued on the transaction effective date shall be issuable in connection with a management incentive plan, the details and allocation of which shall be determined by the New Board (including with respect to form, structure, and vesting) (the “MIP”).
Tax Structuring	The Company shall implement the Transaction in a tax efficient manner acceptable to the Consenting Noteholders.
Fees and Expenses	The Company shall pay the reasonable and documented fees and expenses of the advisors to the Consenting Noteholders and SoftBank.
Conditions Precedent	Customary conditions precedent, including that the Company shall have raised at least $30 million in connection with the Equity Investment.